UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  June 7, 2005

STEWART & STEVENSON SERVICES, INC.

(Exact name of registrant as specified in its charter)

Texas

0-8493

74-1051605

(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

2707 North Loop West

Houston, Texas		77008
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (713) 868-7700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Material Definitive Agreement

                On June 7, 2005, the Company entered into a Severance Agreement (the “Agreement”) with L. Scott Biar, Controller and Chief Accounting Officer of the Company, on the same terms and conditions as the Severance Agreements previously entered into between the Company and its other executive officers (Messrs. Carl B. King, John B. Simmons, Stephen A. Hines, Dennis M. Dellinger, Don Kyle and Mark Whitman).  The Form of Severance Agreement was filed with the Commission on August 26, 2004 as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2004.

                A description of the terms and conditions of the Agreement are set forth below:

Term.    The severance agreement provides for payment of certain benefits to the Executive if his employment is terminated following a Change in Control (as defined in the severance agreement) of the Company. The severance agreement became effective on June 7, 2005 and continues through December 31, 2006.

Severance Payments.    Pursuant to the severance agreement, the Company will pay severance benefits to the Executive if his employment is terminated following a Change in Control and during the term of the severance agreement unless the Executive’s employment is terminated:

• by the Company for Cause (as defined in the severance agreement);

• by reason of death or Disability (as defined in the severance agreement); or

• by the Executive without Good Reason (as defined in the severance agreement).

If the Executive’s employment is terminated as set forth above, he will receive the following:

• a lump sum cash payment equal to two times the sum of the Executive’s base salary and the average cash value of annual bonus (whether paid in cash or stock) earned by the Executive in the three fiscal years prior to the Date of Termination (as defined in the severance agreement), provided the Executive has participated in the Company annual bonus or incentive plan for that period. If not, then the average is calculated using the lesser number of bonuses actually earned;

• continuation of life, disability, accident and health insurance benefits and perquisites for an additional three years;

• notwithstanding any provision of the Company’s incentive compensation plan, a lump sum cash payment equal to the sum of any unpaid incentive compensation allocated or awarded to the Executive and a pro rata portion to the Date of Termination of the aggregate value of all contingent incentive compensation awards;

• outplacement services suitable to Executive’s position for a period of one year;

• a nonforfeitable interest in the Executive’s benefits accrued under the Company’s retirement plan; and

• an additional amount (a “gross-up” payment) to cover any excise taxes that may be imposed under the “golden parachute” rules on payments and benefits received in connection with a Change in Control, so that the Executive would receive the total payment initially allocated by the Company.

Compensation other than Severance Payments.    Following a Change in Control and during the term of the severance agreement, during any period that the Executive fails to perform his duties as a result of incapacity due to physical or mental illness, he will continue to receive his salary, compensation and benefits payable to him during such period, until his employment is terminated by the Company for Disability (as defined in the severance agreement).

If the Executive’s employment is terminated for any reason following a Change of Control and during the term of the severance agreement, the Executive will receive his salary through the Date of Termination and his normal post-termination compensation and benefits as such payments become due.

Upon a Change in Control, all stock options, restricted stock and all other equity incentives held by the Executive will become immediately vested, exercisable and nonforfeitable and all conditions thereof will be deemed to have been satisfied.

Item 5.02.  Departure of Directors; Election of Directors.

At the Company’s 2005 Annual Meeting of Shareholders on June 7, 2005 (the “2005 Annual Meeting”), Mr. Khlever V. Attwell and Dr. Darvin M. Winick retired from the Company’s Board of Directors.  In accordance with the Bylaws of the Company, a director must retire upon the expiration of such director’s term following his 73rd birthday.  Because Mr. Attwell and Dr. Winick had reached retirement age, they did not stand for reelection to the Board of Directors.

As described in the Company’s proxy statement for its 2005 Annual Meeting, Mr. Charles S. Ream stood for election with the class of directors whose term expires at the 2005 Annual Meeting.  Mr. Ream had been previously appointed to the Board of Directors to fill a vacancy in the class of directors whose term expires at the 2006 Annual Meeting of Shareholders.  Immediately prior to the 2005 Annual Meeting, Mr. Ream resigned from the class of directors whose term expires at the 2006 Annual Meeting of Shareholders.  The purpose of the resignation of Mr. Ream was solely to facilitate moving Mr. Ream from one class of directors to another class.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

STEWART & STEVENSON SERVICES, INC.

Date: June 7, 2005	By:	/s/ Carl B. King
	Name:	Carl B. King
	Title:	Senior Vice President, Secretary
and General Counsel